UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 15, 2009

GLOBAL MED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-22083	84-1116894
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation)		Identification No.)

12600 West Colfax, Suite C-420, Lakewood, Colorado (Address of principal executive offices)	80215 (Zip Code)

(303) 238-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On September 15, 2009, Inlog S.A. (“Inlog”), a subsidiary of Global Med Technologies, Inc. (“Global Med”), entered into a binding letter of intent (the “LOI”) with VerlDentia, S.L. (“VerlDentia”) and certain shareholders of VerlDentia pursuant to which VerlDentia agreed, subject to the terms of the LOI, that Inlog would be the exclusive distributor of VerlDentia’s VerlDhemos Products (as defined in the LOI) in the United States, Canada, European Union (subject to certain specified exceptions), Middle East, Asia, Japan, Brazil and certain other countries agreed to pursuant to the terms of the LOI.  The LOI, among other things, provides that Inlog would have the right to purchase either the assets or capital stock of VerlDentia on the same terms and conditions of a bona fide offer by a third party and that Inlog would have an option to purchase either the assets or capital stock of VerlDentia pursuant to certain specified terms.  Inlog and VerlDentia agreed that they would enter into a definitive agreement on or before January 31, 2010 or such other date as agreed to between Inlog and VerlDentia.  The parties further agreed that if such definitive agreement has not been executed by January 31, 2010 then a definitive agreement based on the terms specified in the LOI would become immediately effective and any ancillary terms not specified in the LOI would be determined by an amicable third party.

The foregoing description of the terms of the LOI is not complete and is qualified in its entirety by reference to the LOI, a copy of which is attached as Exhibit 10.107 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits.

10.107	Binding Letter of Intent dated September 15, 2009 between Inlog S.A. and VerlDentia, S.L.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL MED TECHNOLOGIES, INC.

By:	/s/Michael I. Ruxin, M.D.
Michael I. Ruxin, M.D.
Chairman and Chief Executive Officer

Date: September 21, 2009

Exhibit Index

Exhibit No.	Description

10.107	Binding Letter of Intent dated September 15, 2009 between Inlog S.A. and VerlDentia, S.L.